Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”), dated as of December 17, 2004, by and between OCZ Technology Group, Inc., an Indiana corporation (the “Indiana Company”), and OCZ Technology Group (Delaware), Inc., a Delaware corporation (the “Delaware Company”).
WITNESSETH:
     WHEREAS, the Indiana Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana and, on the date of this Agreement, has authority to issue one million (1,000,000) shares, comprised solely of one million (1,000,000) shares of common stock, no par value; and
     WHEREAS, as of December 17, 2004 the Indiana Company had two hundred thousand (200,000) shares of its common stock issued and outstanding; and
     WHEREAS, the Delaware Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and, on the date of this Agreement, has authority to issue twelve million (12,000,000) snares, comprised solely of twelve million (12,000,000) shares of common stock, par value $0.001 per share; and
     WHEREAS, the Delaware Company currently has one thousand (1,000) shares of its common stock issued and outstanding, all of which are owned by the Indiana Company; and
     WHEREAS, the respective Boards of Directors of the Indiana Company and the Delaware Company have determined that it is advisable and in the best interests of each such corporation that the Indiana Company be merged with and into the Delaware Company upon the terms and subject to the conditions provided in this Agreement for the purpose of effecting a reincorporation of the Indiana Company in the State of Delaware and have, by resolutions duly adopted, approved this Agreement and directed that it be submitted to a vote of their respective securityholders and executed by the undersigned officers:
     NOW THEREFORE, the parties agree as follows:
ARTICLE 1
Definitions
     When used in this Agreement (and any Exhibit in which such terms are not otherwise defined) the following terms shall have the following meanings, respectively:
     1.1 “Delaware Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Delaware Company.
     1.2 “Delaware Law” shall mean the Delaware General Corporation Law as currently in effect on the date of this Agreement.

     1.3 “Effective Time” shall mean the date and time when the Merger shall have become effective, in accordance with Section 2.2.
     1.4 “Indiana Common Stock” shall mean shares of common stock, no par value, of the Indiana Company.
     1.5 “Indiana Law” shall mean the Indiana Business Corporation Law as currently in effect on the date of this Agreement.
     1.6 “Merger” shall mean the merger of the Indiana Company with and into the Delaware Company.
     1.7 “Surviving Corporation” shall mean the Delaware Company from and after the Effective Time.
ARTICLE 2
Merger
     2.1 Filings and Effectiveness. The Merger shall become effective when the following actions shall have been completed:
     (i) This Agreement and the Merger shall have been adopted and approved by the sole stockholder of the Delaware Company and the shareholders of the Indiana Company and notice shall have been provided to the shareholders of the Indiana Company in accordance with the requirements of Delaware Law and Indiana Law;
     (ii) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;
     (iii) An executed Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware; and
     (iv) An executed Articles of Merger shall have been filed with the Secretary of State of the State of Indiana.
     2.2 Merger. The Merger shall become effective for the purposes of Delaware law when proper documentation has been filed with the Secretary of State of the State of Delaware in accordance with Section 2.1. The Merger shall become effective for the purposes of Indiana Law as of the time it becomes effective in Delaware, once proper documentation has been filed with the Secretary of State of the State of Indiana in accordance with Section 2.1. When the Merger becomes effective, the Indiana Company shall merge with and into the Delaware Company, the separate existence of the Indiana Company shall cease, and the Delaware Company shall continue in existence under the Delaware Law.

     2.3 Effects. At the Effective Time:
     (i) the Indiana Company shall be merged with and into the Delaware Company and the separate existence of the Indiana Company shall cease;
     (ii) the Certificate of Incorporation of the Delaware Company in effect at the Effective Time shall continue as the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to OCZ Technology Group, Inc. and Article I of the Certificate of Incorporation of the Delaware Company shall be amended in its entirety to read as follows:
“ARTICLE I
The name of this corporation is OCZ Technology Group, Inc.”
     (iii) the Bylaws of the Delaware Company in effect at the Effective Time shall continue as the Bylaws of the Surviving Corporation;
     (iv) each director of the Delaware Company in office immediately prior to the Effective Time shall remain as a director of the Surviving Corporation;
     (v) each officer of the Delaware Company in office immediately prior to the Effective Time shall remain as an officer in the same capacity of the Surviving Corporation and each officer of the Indiana Company who is not serving in an equivalent capacity in the Delaware Company at the Effective Time shall at the Effective Time automatically assume an equivalent position with the Surviving Corporation;
     (vi) each share of Indiana Common Stock outstanding immediately prior to the Effective Time shall be converted into fifty (50) shares of Delaware Common Stock pursuant to Article 3 below;
     (vii) without further transfer, act or deed, the separate existence of the Indiana Company shall cease and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of the Indiana Company; and each and all of the rights, privileges, powers and franchises of the Indiana Company, and all property, real, personal and mixed, and all debts due to the Indiana Company on whatever account, stock subscriptions and other things in action or belonging to the Indiana Company shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and each and every other interest of the Indiana Company shall be thereafter as effectually the property of the Surviving Corporation as they were of the Indiana Company, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in the Indiana Company shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors of the Indiana Company and all liens upon any property of the Indiana Company shall be preserved unimpaired and all debts, liabilities and duties of the Indiana Company shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     2.4 Further Assurances. The Indiana Company agrees that if, at any tune after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Indiana Company, the Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of the Indiana Company or otherwise.
ARTICLE 3
Conversion of Shares
     3.1 Conversion of Shares. At the Effective Time, Indiana Common Stock shall be automatically converted into Delaware Common Stock as follows:
     (i) each share of Indiana Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into fifty (50) share of Delaware Common Stock; and
     (ii) each share of Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and no shares shall be issued in the Merger in respect thereof.
     3.2 Stock Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior to the Effective Time represent shares of Indiana Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Delaware Common Stock into which the shares of Indiana Common Stock formerly represented by such certificates have been converted as provided in this Agreement The registered owner on the books and records of the Delaware Company or its transfer agents of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Delaware Company or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware Common Stock evidenced by such outstanding certificate as above provided.
     3.3 Validity of Delaware Common Stock. All shares of Delaware Common Stock into which Indiana Common Stock is to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to such Indiana Common Stock.
     3.4 Rights of Former Holders. From and after the Effective Time, no holder of certificates that evidenced Indiana Common Stock immediately prior to the Effective Time shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of Delaware Common Stock into which such Indiana Common Stock shall have been converted pursuant to the Merger.

ARTICLE 4
Covenants To Be Performed Prior to Closing Date
     4.1 Consents. Each of the Indiana Company and the Delaware Company shall use its best efforts to obtain the consent and approval of each person (other than shareholders of the Indiana Company in their capacities as such) whose consent or approval shall be required in order to permit consummation of the Merger.
     4.2 Governmental Authorizations. Each of the Indiana Company and the Delaware Company shall cooperate in filing any necessary reports or other documents with any federal, state, local or foreign authorities having jurisdiction with respect to the Merger.
ARTICLE 5
Conditions
     5.1 Conditions to Obligations of the Indiana Company and the Delaware Company. The obligations of the Indiana Company and the Delaware Company to consummate the Merger are subject to satisfaction of the following conditions:
     (i) Authorization. The holders of a majority of the Indiana Common Stock shall have approved and adopted this Agreement and the Merger by written consent and notice shall have been provided to or waived by the shareholders of the Indiana Company in accordance with Indiana Law. All necessary action shall have been taken to authorize the execution, delivery and performance of this Agreement by the Indiana Company and the Delaware Company. The Indiana Company and the Delaware Company shall have full power and authority to consummate the Merger.
     (ii) Consents and Approvals. All authorizations, consents and approvals (contractual or otherwise) of any state, federal, local or foreign government agency, regulatory body or official or any person (other than the Indiana Company or the Delaware Company) necessary for the valid consummation of the Merger in accordance with this Agreement shall have been obtained and shall be in full force and effect.
ARTICLE 6
Miscellaneous
     6.1 Waiver and Amendment. This Agreement may be amended by action of the respective Boards of Directors of the Indiana Company and the Delaware Company without action by the respective shareholders and stockholders of the parties, except that (i) any amendments to Section 3.1 or (ii) any amendment changing the terms, rights, powers or preferences of Delaware Common Stock.
     6.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement by the shareholders of the

Indiana Company, by action of the Board of Directors of the Indiana Company if the Board determines that the consummation of the transactions contemplated by this Agreement would not, for any reason, be in the best interests of the Indiana Company and its shareholders.
     6.3 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and supersedes all prior and concurrent arrangements, letters of intent or understandings relating to the Merger.
     6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same agreement This Agreement shall become effective when one or more counterparts has been signed by each of the parties and delivered to each of the parties.
     6.5 Headings. The article, section and paragraph headings in this Agreement are intended principally for convenience and, shall not, by themselves, determine rights and obligations of the parties to this Agreement
     6.6 No Waiver. No waiver by any part of any condition, or the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term or covenant contained in this Agreement
     6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California, except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger.
     6.8 Approval of the Indiana Company as the Sole Stockholder of the Delaware Company. By its execution and delivery of this Agreement, the Indiana Company, as the sole stockholder of the Delaware Company, consents to, approves and adopts this Agreement and approves the Merger, subject to the approval and adoption of this Agreement by the holders of a majority of the shares of the Indiana Common Stock pursuant to Section 5.1. The Indiana Company agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement and the Merger as the sole stockholder of the Delaware Company.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OCZ TECHNOLOGY GROUP, INC., an Indiana corporation
/s/ Ryan Peterson
Ryan Peterson
President and Chief Executive Officer

OCZ TECHNOLOGY GROUP, (DELAWARE), INC., a Delaware corporation
/s/ Ryan Peterson
Ryan Peterson
President and Chief Executive Officer